Exhibit 10.22

AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of the 21st day of December, 2004, by and between QVC, Inc. (“QVC”), a Delaware corporation with its principal place of business at Studio Park, 1200 Wilson Drive, West Chester, PA 19380, and Nutri/System, Inc. (“Company”), a Delaware corporation, with its principal place of business at 202 Welsh Road, Horsham, PA 19044.

BACKGROUND

A. QVC and its subsidiaries promote, market, sell and distribute (collectively, “Promote”) products through various means and media, including without limitation, their televised shopping programs (the “Programs”).

B. Company manufactures, develops and/or sells meal programs for weight loss (all such meal programs for weight loss manufactured, developed or sold by Company, whether now in existence or developed hereafter, collectively, the “Products”).

C. Company and QVC desire that QVC Promote the Products through certain means and media.

NOW, THEREFORE, incorporating the foregoing background, in consideration of the Drop Ship Order(s) (as defined below) issued or to be issued by QVC to Company, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Grant of License and Other Rights. Company grants to QVC and its subsidiaries throughout the Term (as defined in paragraph 3 below) of this Agreement: (i) the exclusive irrevocable right in the United States, its territories and possessions, the United Kingdom, and Germany (the ‘Territory”) to Promote the Products through Direct Response Television Programs (as defined below); (ii) the nonexclusive irrevocable right in the Territory to Promote the Products through QVC’s Internet Site (as defined below) and video streaming on QVC’s Internet Site(s); through QVC’s Insider magazine; and (iii) the nonexclusive irrevocable right in the Territory to use, publish, reproduce and transmit the trademarks, trade names, logos, and/or patents and copyrights used and/or developed by Company in connection with the Products, including without limitation the words “Nutri/System” (whether now in existence or created hereafter, collectively, the “Trademarks”) to Promote the Products in accordance with the terms and conditions of this Agreement. In addition, Company grants to QVC and its subsidiaries the nonexclusive irrevocable right (subject to the provisions of paragraph 4 below) to use the rights granted in (i), (ii) and (iii) above during the Sell-Off Period (as defined in paragraph 3 below). For purposes of this Agreement, “Direct Response Television Program” shall mean any televised program which requests a consumer to respond to any promotion of any product or service by mail, telephone or other electronic means, which program: (A) contains an intermittent or continuous call to action, and devotes at least twenty percent (20%) of its programming time to the promotion of products or services; or (B) is otherwise in the style of a televised retailing program, The foregoing definition of Direct Response Television Programs shall not be construed to include Infomercials or Direct Response Commercial Spots (as such terms are defined, below). For purposes of this Agreement, “Infomercial” shall mean pre-recorded television program intended or designed to be aired multiple times on one or more than one channel, through which a consumer is requested to purchase any product or service by mail, telephone or other electronic means. Televised electronic retailing programs of the kind customarily aired by QVC on its television shopping channel shall not constitute Infomercials. “Direct Response Commercial Spots” shall mean a pre-recorded television advertisement of 2 minutes or less in length, intended or designed to be aired multiple times and on more than one channel, through which a consumer is requested to purchase any product or service by mail, telephone or other electronic means. Televised electronic retailing programs of the kind customarily aired by QVC on its television shopping channel shall not constitute Direct Response Commercial Spots. “QVC’s Internet Site” shall mean the Internet Site located at www.OVC.com and any successor or mirror site to such Internet site. Company acknowledges that signals from QVC’s Direct Response Television Programs and other means and media cannot be limited to the Territory and such signals will spillover into areas outside of the Territory (the “Spillover Effect”). Company also acknowledges that although Company has limited QVC’s right to Promote the Products via Direct Response Television Programs and other means and media to the Territory, QVC will not be in breach of this Agreement for the Spillover Effect. For purposes hereinafter, the rights granted to QVC pursuant to this Paragraph 1 hereof are collectively referred to as the ‘License”.

2. Products.

(a) From time to time, QVC may issue to Company a drop ship order, the current form of which is attached hereto as Exhibit “A” and incorporated herein by reference (any such drop ship order, as may be issued from time to time, is hereinafter referred to as a “Drop Ship Order”). Unless otherwise indicated in the “Sale or Return designation, each Drop Ship Order shall be accepted by Company as an order for the purchase of Products on a “100% Sale or Return” basis. Hereafter, any purchases of Products by QVC shall be made according to the terms set forth in this Agreement and on any such Drop Ship Order(s), subject to Section 8(f) below. This paragraph 2, together with all other terms of each Drop Ship Order, shall survive the expiration or termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement or otherwise, QVC makes no representations or warranties with respect to (i) the amount of Products that may be sold through the Programs, if any, (ii) the number of times, if any, the Products may be offered for sale on the Programs or (iii) the amount of revenue, if any, that may be generated through any sales of Products on the Programs. This Agreement does not obligate QVC to purchase any Products from Company or to Promote or sell any Products.

(b) QVC may change the Drop Ship Order terms by giving Company prior written or electronic notice no less than forty-five (45) days before the effective date of such change. Such changes shall be effective on the date specified in the notice. If Company does not accept a change, Company must inform QVC in writing before the effective date. If Company sends such written notice for receipt by QVC before the effective date, any such change will not apply to Company. Absent QVC’s receipt of such notice, Company shall be bound by the change/revised Drop Ship Order.

(c) During the Terrn of this Agreement, Company, at its sole expense, shall provide to QVC or its designee, upon any commercially reasonable request of QVC, (i) all existing research and development for the Products sufficient to substantiate all claims with respect to the Products, and subject the Products to all reasonably necessary or appropriate quality control procedures, independent consumer and market research, and other testing to ensure that the Products fully comply with all claims made or to be made about the Products and any applicable state and federal laws, rules and regulations, (ii) the Company’s employees for reasonable and necessary consulting and advisory services with respect to QVC’s efforts to Promote the Products, and (iii) such other creative input as QVC and the Company may deem appropriate from time to time.

(d) Company has examined the goods, services, and advertising, promotional, and other related uses that QVC has sold, provided, or engaged in according to its past and current practices as to the date hereof, and QVC agrees to use reasonable efforts to maintain at least the same quality standards with respect to the Products with which QVC will use “Nutri/System” in the future.

(e) Changes in the Drop Ship Orders: QVC and Company hereby agree to the following changes in the Drop Ship Order(s) for each of the Products pursuant to this Agreement (unless otherwise agreed by QVC and Company):

(i) In subparagraph (k) of paragraph 8 the words “and similar goods” shall be deleted and replaced by “and any of Vendor’s other goods”.

(ii) Subparagraph (l) of paragraph 8 shall be deleted.

(iii) In paragraph 12 the following words shall be deleted: “Until date of shipment to purchaser(s), Vendor shall meet its lower prices and the lower prices of legitimate competition, or accept cancellation at QVC’s option.”

3. Term.

(a) Generally. The initial term of this Agreement (the “Initial Term”) shall commence on January 1, 2005 and, shall expire December 31, 2005. Upon the expiration of the Initial Term, this Agreement shall automatically and continually renew for additional one-year terms {each, a “Renewal Term,” and the Initial Term and all Renewal Terms being collectively referred to herein as the “Term”) in perpetuity, unless (i) either party notifies the other party in writing, at least 30 days prior to the end of the Initial Term or any Renewal Term, as the case may be, of its intent to terminate the Agreement, and (ii) Net Retail Sales of Products during the Initial Term or such Renewal Term are less than the Minimum Amount (as such terms are defined in paragraphs 3(d) and (e) hereof).

(b) Right to Cure. Notwithstanding anything to the contrary contained in paragraph 3(a) hereof, if Company gives QVC timely notice of its intent to terminate the Agreement due to insufficient Net Retail Sales for the Initial Term or the then-current Renewal Term, as the case may be, then QVC may cure such shortfall by issuing Drop Ship Order(s) for Products in quantities which, if added to existing Net Retail Sales for such period, would yield Net Retail Sales equaling or exceeding the Minimum Amount for such period. In such case, (i) such notice of termination shall be deemed rescinded, and the Agreement shall renew for another Renewal Term; (ii) orders that QVC issues to Company for Products pursuant to this paragraph 3(b) that are for the purpose of fulfilling bona fide customer orders shall be accepted by Company as an order for the purchase of Products on a “100% Sale or Return” basis; and (iii) all other orders that QVC issues to Company pursuant to this paragraph 3(b), shall be on a “0% Sale or Return” basis, unless the same are defective, imperfect or otherwise nonconforming as described further in paragraph 10 of the Drop Ship Order, and QVC shall issue shipping instructions to Company for Drop Ship Orders issued pursuant to this paragraph 3(b)(iii) within Sixty (60) days of the end of the Initial Term and/or the then-current Renewal Term, as the case may be. Net Retail Sales derived from Products ordered pursuant to such right to cure shall not be counted toward the Minimum Amount applicable to the next succeeding Renewal Term.

(c) Failure to Achieve Minimum Amount. If Company gives QVC timely notice of its intent to terminate the Agreement due to insufficient Net Retail Sales for the Initial Term or the then-current Renewal Term, as the case may be, and QVC fails to exercise its right to cure under paragraph 3(b) hereof, then the Agreement shall terminate at the conclusion of such Term, whereupon QVC may continue to exercise the License rights on a nonexclusive basis (subject to the provisions of paragraph 4 below) for two (2) years (i) to sell off any of its remaining inventory of Products, (ii) to place additional orders for Products to fulfill any orders for “Continuity Customers” (as defined below) for Products, and (iii) to have such additional orders fulfilled by Company (the “Sell-Off Period”). Failure of QVC to achieve the Minimum Amount in the Initial Term or any Renewal Term shall not constitute a breach of this Agreement. For purposes of this Agreement “Continuity Customers” shall mean any consumer that is enrolled in a program in which such consumer has received automatic and consecutive shipments of Products prior to the date that the Agreement is terminated or expired.

(d) Minimum Amount. For purposes of this Agreement, “Minimum Amount” shall mean Nine Million Dollars ($9,000,000) in the Initial Term, and for each succeeding Term, one hundred five percent (105%) of the Minimum Amount applicable to the immediately preceding Term. Failure of QVC to achieve the foregoing anticipated Net Retail Sales during the Term shall not constitute a breach of this Agreement.

(e) Net Retail Sales. For purposes of this Agreement, “Net Retail Sales” shall mean the aggregate amount of all revenue generated through the sale of Products by QVC and its subsidiaries during the applicable term excluding freight, shipping and handling charges, customer returns, and sales, use and other taxes.

4. Non-Compete. Except as contemplated hereunder and without the prior written consent of QVC, Company shall not, during the Term of this Agreement, and during the six (6) month period following the expiration or termination of this Agreement (i) promote, advertise, endorse or sell (or otherwise cause a third party to promote, advertise, endorse or sell) any goods, services, or products, including without limitation the Products, anywhere in the Territory by means of Direct Response Television Programs; and (ii) promote, advertise, endorse or sell (or otherwise cause a third party to promote, advertise, endorse or sell) any goods, services, or products, including without limitation the Products, anywhere in the Territory by means of “Competitors” of QVC (as defined below). For purposes of this Agreement, Competitors of QVC shall mean any entity whose primary means of deriving revenue is the sale of products or services through the transmission of Direct Response Television Programs. This provision shall survive the expiration or termination of this Agreement.

5. Representations, Warranties and Covenants. Company represents, warrants and covenants, which representations, warranties and covenants shall continue during the Term of this Agreement and shall survive the expiration or termination of this Agreement, that: (a) it possesses the full power and exclusive right to grant the License to QVC; (b) the execution, delivery and performance of this Agreement by Company does not violate any agreement, instrument, judgment, order or award of any court or arbitrator or any law, rule or regulation; (c) each Product shall comply with all federal, state, county, municipal or other statutes, laws, orders and regulations of any governmental or quasi-governmental entity; (d) QVC’s use of the License, and QVC’s Promotion of the Products as permitted hereunder, will not infringe or otherwise violate the copyrights, trademarks, or other proprietary rights of third parties or constitute unfair competition; (e) all claims concerning the Products made by Company axe, and will be, true and correct at the time such claims are made, and supported by data which complies with applicable law; and (f) except as contemplated hereunder, there exist no agreements, or other arrangements, for Company to endorse, promote, advertise, or sell any Products through Direct Response Television Programs. Company shall provide QVC with any and all documents reasonably required or requested by QVC at any time and from time to time to support the representations and warranties herein contained.

6. Confidentiality.

(a) Company acknowledges and agrees that any and all information regarding QVC or its operations disclosed to them in conjunction with this Agreement, and any information regarding the sale and promotion of Products and/or products by QVC, will be treated as confidential information and will not be disclosed to any third party at any time during the term of this Agreement, including any Renewal Term(s), and thereafter. Company further agrees that any such information will not be used for any purposes by Company other than for purposes contemplated by this Agreement. Confidential information shall not be deemed to include information which (a) is public knowledge or becomes generally available to the public other than as a result of disclosure by Company; (b) becomes available to Company, on a non-confidential basis, from a source (other man QVC or its agents) who is not bound by a confidentiality agreement with QVC; or (c) is in the possession of Company prior to disclosure by QVC, provided that the source was not bound by a confidentiality agreement with QVC. Notwithstanding the foregoing, Company may disclose confidential information that is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, provided that before making such disclosure Company shall give QVC an adequate opportunity to interpose an objection or take action to assure confidential handling of such information. Company agrees that in the event of a breach or threatened breach of the terms of this paragraph 6 and/or the provisions of paragraph 4, QVC shall be entitled to seek from any court of competent jurisdiction, preliminary and permanent injunctive relief which remedy shall be cumulative and in addition to any other rights and remedies to which QVC may be entitled. Company acknowledges and agrees that the confidential information and other information referred to in this paragraph 6 and the prohibitions provided in paragraph 4 above, are valuable and unique and that such breach of such provisions will result in immediate irreparable injury to QVC.

(b) QVC acknowledges and agrees that tangible, written, nonpublic, proprietary information specifically regarding Company financial information, Product specifications, Product compositions, and Product configurations that is (i) sent to, and only to, the attention of QVC’s General Counsel at the address set forth above and (ii) clearly marked “CONFIDENTIAL,” will be treated as confidential information of Company (“Company Confidential Information”) and shall not be disclosed by QVC to any third party (which shall not include any of QVC’s affiliates) at any time during the Term of this Agreement, and thereafter. Company Confidential Information shall not be deemed to include information which (a) is public knowledge or is available to the public other than as a result of disclosure by QVC; (b) becomes available to QVC, on a non-confidential basis, from a source (other than Company or its agents) who is not bound by a confidentiality agreement with Company; (c) is in the possession of QVC prior to disclosure by Company, provided that the source was not bound by a confidentiality agreement with Company, or (d) is required to be disclosed by QVC or any of its affiliates pursuant to a subpoena or other governmental process. Notwithstanding the foregoing, QVC and/or its affiliates may disclose Company Confidential Information to its attorneys, accountants and other professional advisors.

(c) The rights and obligations of the parties set forth in this paragraph 6 shall survive and continue after the termination or expiration of this Agreement.

7. Publicity.

(a) Except for incidental non-derogatory remarks necessitated by the services provided hereunder, Company shall not issue any publicity or press release regarding its contractual relations with QVC or otherwise make any oral or written reference to QVC regarding its activities hereunder, without obtaining QVC’s prior written consent, and approval of the contents thereof. Company shall not utilize any trade name, service mark, trademark, or copyright belonging to QVC without the prior written consent of QVC. Notwithstanding the foregoing, QVC recognizes that the Company is publicly traded and is not prohibited from referring to this Agreement with QVC, or sales resulting therefrom to the extent required by law and regulations, in the Company’s legally required public disclosure documents.

(b) QVC shall use reasonable efforts to obtain Company’s prior approval of any printed advertisement featuring the Products in any third party publications (which shall not be construed to include QVC program guides and the OVC Insider publication). Company shall respond to any request for such approval within three (3) business days after receipt of QVC’s request and the subject item. If Company fails to respond to any such request for approval within three (3) business days after receipt of QVC’s request and the subject item, the subject item shall be deemed approved.

8. Miscellaneous.

(a) Amendment. This Agreement may not be varied, amended, or modified unless in writing signed by the parties hereto.

(b) No Assignment. This Agreement and the rights and obligations hereunder are not assignable and any such assignment shall be null and void.

(c) Governing Law. This Agreement shall be construed according to the internal laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles. Each of QVC and Company hereby consents to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania, Chester County, and the United States District Court for the Eastern District of Pennsylvania, in all matters arising out of this Agreement. Company and QVC consents to service of process by certified mail, return receipt requested, at the address indicated in the opening paragraph hereof.

(d) Notices. All notices provided for hereunder shall be sent via certified mail, return receipt requested, or by reputable overnight carrier, to the addresses indicated in the opening paragraph hereof. All notices sent to QVC shall be sent to the attention of Executive Vice President, Merchandising, and Senior Vice President, General Counsel.

(e) Entire Agreement. This Agreement supersedes all prior communications between the parties regarding the subject matter hereof, whether oral or written, and constitutes the entire understanding of parties.

(f) Remedies and Waiver. No delay or failure on the part of any party hereto in exercising any right or remedy under this Agreement, and no partial or single exercise thereof, shall constitute a waiver of such right or remedy or of any other right or remedy. The rights and remedies provided in this Agreement shall be in addition to, and not in lieu of, any rights and remedies provided in any Drop Ship Order(s) or under applicable law. The rights and remedies provided in this Agreement and the Drop Ship Order are intended to be consistent and cumulative. However, to the extent needed to resolve any conflict between this Agreement and the terms and conditions of any Drop Ship Order, the terms and conditions of this Agreement shall govern.

(g) Severability. If any term or condition of this Agreement or the application thereof shall be illegal, invalid or unenforceable, all other provisions hereof shall continue in full force and effect as if the illegal, invalid or unenforceable provision were not a part hereof. The headings used in this Agreement are for the convenience of the parties only and shall not be construed in the interpretation of any provisions of this Agreement.

(h) No Joint Venture. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and none of the parties hereto shall have the power to obligate or bind the others in any manner whatsoever. Each of the parties hereto agrees that in performing its duties under this Agreement it shall be in the position of an independent contractor.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first above written.

NUTRI/SYSTEM, INC.		QVC, INC.

By:	GEORGE JANKOVIC	By:	KEITH STEWART
Title:	PRESIDENT	Title:	VICE PRESIDENT OF MERCHANDISING

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